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                                                                    EXHIBIT 11-7

                  DTE ENERGY COMPANY AND SUBSIDIARY COMPANIES
                  PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                OF COMMON STOCK




                                                Three Months      Twelve Months
                                                    Ended            Ended
                                                March 31, 1997    March 31, 1997
                                                --------------    --------------
                                             (Thousands, except per share amounts)

  PRIMARY:
    Net Income ...............................      $ 71,000         $271,856
    Weighted average number of common
     shares outstanding (a) ..................       145,109          145,117
    Earnings per share of Common Stock
     based on weighted average number
     of shares outstanding ...................      $   0.49         $   1.87

  FULLY DILUTED:
    Net Income ...............................      $ 71,000         $271,856

    Weighted average number of common
     shares outstanding (a) ..................       145,109          145,117
    Shares issuable from assumed exercise of
     options reduced by the number which could
     have been purchased with the proceeds
     from exercise of such options (a)(b) ....            (2)           -
                                                ------------   --------------
                                                     145,107          145,117
                                                ============   ==============

    Earnings per share of Common Stock
     based on weighted average number
     of shared outstanding ...................      $   0.49         $   1.87



(a)  Based on a daily average.
(b) This calculation is submitted in accordance with Regulation S-K, item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%, and is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.